EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 19, 2022 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.191690 per unit, payable on August 12, 2022, to unitholders of record on July 29, 2022. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	15,000	108,000	$93.55	$7.84

Prior Month Distribution	14,000	284,000	$87.02	$6.59

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Prior Month Distribution

XTO Energy has advised the Trustee that out of period gas revenues attributable to non-operated properties in the New Mexico Royalty Interest net profits interests contributed to a higher cash distribution in the prior month.

Excess Costs

XTO Energy has advised the Trustee that $99,000 of excess costs were recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $2.1 million, including accrued interest of $597,000.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839